Exhibit 99.1

MusclePharm Appoints New Members to its Board of Directors

DENVER, July 13, 2017 -- MusclePharm Corporation (OTCQB: MSLP) ("MusclePharm" or the "Company"), a scientifically-driven, performance lifestyle sports nutrition company, today announced two new appointments to its Board of Directors, including John J. Desmond, a certified public accountant with more than 40 years of public accounting industry experience, and Brian Casutto, MusclePharm’s Executive Vice President of Sales & Operations. The appointments are effective July 7, 2017, expanding the board to four directors.

Mr. Desmond, as an independent board member, will serve as Chairman of the Audit Committee and Governance Committee, and will serve as a member of the Compensation Committee and Nominating Committee. Mr. Casutto’s specific committee appointments will be determined at a later date.

Mr. Desmond was Partner-in-Charge of the Long Island office of Grant Thornton LLP from 1988 through his retirement from the firm in 2015. At Grant Thornton, Mr. Desmond served as lead audit partner for many public and privately-held companies. From 2001 to 2013, Mr. Desmond was elected by the U.S. Partners of Grant Thornton as a member of its Partnership Board, which was responsible for oversight of many of the firm's activities including strategic planning, senior leadership team performance and the firm’s financial performance. Mr. Desmond currently serves on the board of The First of Long Island (NASDAQ: FLIC) and its wholly owned bank subsidiary, The First National Bank of Long Island.

Mr. Desmond, Chairman of the Audit Committee and Governance Committee, commented, “MusclePharm is a leader in the nutritional supplement market and has an excellent track record of introducing new and innovative products that are the gold-standard in the industry. I am excited to align myself with the Company as it embarks on a new chapter in its evolution and look forward to helping management advance its strategic plan to reach a wider customer base and build shareholder value.”

Mr. Casutto joined MusclePharm in June 2014 to lead product development and brand positioning of the recently launched Natural Series, and was appointed to the role of Executive Vice President of Sales & Operations in July of 2015. Prior to joining MusclePharm, he served as Executive Vice President of Sales for Country Life, LLC. During his tenure there, Country Life’s parent company, Kikkoman Corp, appointed him to the Board of Directors, Country Life (2007 - May 2014) and Board of Directors, Allergy Research Group (2009 - May 2014).

Mr. Casutto, Executive Vice President of Sales & Operations, commented, “Since joining MusclePharm I have seen the Company undergo a major evolution into a dynamic, financially strong leader in the supplement market. I am proud to be asked to join the Board of Directors at such an exciting time in the Company’s development as it ramps up its share of the organic market, driven by our new line of Natural Series products, and explores new geographies to launch its products.”

“We are pleased to welcome John and Brian to our Board of Directors,” commented Ryan Drexler, President and Chief Executive Officer of MusclePharm. “John’s financial expertise, highlighted by more than 40 years of experience working with growing companies like MusclePharm, will be an enormous asset to our Board of Directors as we scale our operations. Brian has been instrumental in getting the Company to where it is today and I am confident his detailed knowledge of the Company and the broader nutritional supplement industry will be invaluable in helping to guide MusclePharm’s future growth.

“The expansion of our Board of Directors will support the Company's commitment to best practices in corporate governance as we make broader changes across the business. Currently, we are in the process of implementing MusclePharm’s multipronged growth and value enhancement strategy, which includes the launch of new product lines, such as Natural Series, and the expansion of our global commercial footprint,” concluded Mr. Drexler.

About MusclePharm Corporation

MusclePharm® is a scientifically-driven, performance lifestyle company that develops, manufactures, markets and distributes branded nutritional supplements. The Company offers a range of powders, capsules, tablets and gels. Its portfolio of recognized brands includes MusclePharm® Sport Series, Black Label and Core Series, FitMiss™, as well as Natural Series which was launched in 2017. These products are available in more than 120 countries and over 50,000 retail outlets worldwide. The clinically-proven supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the Securities and Exchange Commission, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Investor Contact:

Phil Carlson / Elizabeth Barker
KCSA Strategic Communications
E-mail:MSLP@kcsa.com